AMENDMENT NO. 1 TO AMENDED & RESTATED
TRANSFER AGENCY SERVICES AGREEMENT

Amendment No. 1 (this "Amendment No. 1"), dated as of February 12, 2021, by and between Atlantic Shareholder Services, LLC, a Delaware limited liability company ("Atlantic"), and The Advisors' Inner Circle Fund III, a statutory trust organized under the laws of the State of Delaware (the "Trust"), and Chiron Capital Allocation Fund, Ltd., a limited liability company incorporated in the Cayman Islands (the "CFC").

WITNESSETH:

WHEREAS, effective as of December 21, 2020, Atlantic and the Trust and the CFC entered into an Amended and Restated Transfer Agency Services Agreement (the "Agreement"), under which Agreement Atlantic directly or indirectly provides various transfer agency and administrative services to the Funds;

WHEREAS, pursuant to Section 15(a) of the Agreement, each of Atlantic and the Trust and the CFC desires that the Agreement be amended in accordance with the terms and conditions of this Amendment No. 1.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

Section 2. Amendment of Appendix A. Appendix A to the Agreement is amended and restated to read in its entirety as set forth in the Appendix A attached hereto.

Section 3. Agreement as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this Amendment No. 1 shall be effective as of the date first above written.

Section 4. Full Force and Effect. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1, and the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 6. Execution in Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this Amendment No. 1, the Agreement is hereby ratified, adopted, approved and confirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
Name: Christopher Koons
Title: Chief Executive Officer

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ James Bernstein
Name: James Bernstein
Title: Vice President & Secretary

CHIRON CAPITAL ALLOCATION FUND, LTD.

By:	/s/ James Bernstein
Name: James Bernstein
Title: Vice President & Secretary

APPENDIX A: APPLICABLE FUNDS

Fund Name	Class Name	CUSIP	Symbol	Applicable Fee Schedule
PineBridge Dynamic Asset Allocation Fund	Institutional Class Shares Investor Servicing Shares	0077IX575 00771X567	PDA1X PDAVX	Schedule A
Chiron Capital Allocation Fund	Class I Shares	00771X583	CCAPX	Schedule A
Chiron Capital Allocation Fund, Ltd.	Single Share Class	None	None	Schedule B
Chiron SMid Opportunities Fund	Class I Shares	007740403	CSMOX	Schedule A
CCT Thematic Equity Fund	Institutional Shares	007740353	TIMEX	Schedule A
KBI Global Investors Aquarius Fund	Institutional Shares Investor Shares	007740809	KBIWX	Schedule A
Southern Sun Small Cap Equity Fund	Class I Shares Class N Shares	007740155 00774Q163	SSSIX SSSFX	Schedule A
Southern Sun U.S. Equity Fund	Class 1 Shares Class N Shares	007740171 007740189	SSEIX SSEFX	Schedule A